CONTRACT

                                PAUL H. HATFIELD


     THIS CONTRACT, made and entered into this       day of                1994
                                               ------       --------------
by and between RALSTON PURINA COMPANY (hereinafter referred to as "COMPANY"), and PAUL H. HATFIELD (hereinafter referred to as "CONSULTANT").

WITNESSETH:

     WHEREAS, CONSULTANT proposes to provide consultation services to COMPANY;
and

     WHEREAS, the COMPANY is desirous of obtaining such services and is authorized to enter into a contract;

NOW THEREFORE, in consideration of the promises provided for in this Contract, the parties agree as follows:

                                   ARTICLE I

                                 SCOPE OF WORK
                                 -------------


     CONSULTANT shall provide consultation relating to protein and polymer sales, marketing and operations and, on behalf of the COMPANY, serve as a trade representative in the protein and polymer technologies industry as requested and to provide such other services as may be requested by the COMPANY. The Chairman and Chief Executive Officer, Ralston Purina Company (hereinafter referred to as "CHIEF EXECUTIVE OFFICER"), has designated Jay W. Brown to inform CONSULTANT from time to time of the specific services to be provided.
                                   ARTICLE II

                              TIME OF PERFORMANCE
                              -------------------


     This Contract is for a period from January 15, 1995 through September 30, 1995, but may be renewable by written agreement signed by the parties; provided, however, that this Contract shall automatically terminate upon the death or physical incapacity of CONSULTANT, subject to the provisions at Paragraph IV-C of this Agreement.

                                  ARTICLE III

                                  COMPENSATION
                                  ------------


     1. CONSULTANT shall be paid a monthly consultation fee of $23,000.00 for services performed under Article I, with the first payment to be made on January 31, 1995, and thereafter on the last day of each subsequent month during the time of performance.

     2. CONSULTANT shall be reimbursed for reasonable, preapproved out-of-town travel expenses actually incurred arising out of CONSULTANT'S performance of this Agreement. CONSULTANT agrees to submit a report of said expenses to the COMPANY verifying the dates and subject matter; such expenses shall be billed "net" and shall be supported by receipts for expenditures over Twenty-Five Dollars ($25.00) and other appropriate documentation. Payment shall be made to CONSULTANT within thirty (30) days after receipt of the COMPANY of CONSULTANT'S written statement.

     3. At the COMPANY'S sole discretion, CONSULTANT shall be considered for a supplemental payment of $17,000.00 per month based on the COMPANY'S assessment of the value contributed by Consultant during the consulting period. At the COMPANY'S sole discretion, the supplemental payment shall be made in one or more lump sum payment(s) payable to EMPLOYEE no later than January 15, 1996.


                                   ARTICLE IV

                          GENERAL TERMS AND CONDITIONS
                          ----------------------------


     A. The CHIEF EXECUTIVE OFFICER, or his designated representative, shall have responsibility for administering this Contract.

     B. CONSULTANT acknowledges that no agency relationship shall be created by this Contract and that CONSULTANT shall have no authority to act on behalf of the COMPANY or to bind the COMPANY to any agreement, contract or cause of action, except as specifically authorized in writing by the COMPANY. In the event of any litigation involving COMPANY concerning a non-authorized commitment or agreement, COMPANY shall have the right to recover from CONSULTANT, COMPANY'S legal fees and damages in an event of an award of damages against COMPANY.

     C. CONSULTANT acknowledges that the services under this Contract are provided by CONSULTANT as an independent contractor and not an employee of the COMPANY and that this Contract does not entitle CONSULTANT to any benefits granted to employees of the COMPANY. If CONSULTANT is prevented by his sickness, injury or death from performing the work and services under the terms and conditions of this Contract, Company shall compensate him on a basis for the work and services performed prior to the occurrence.

     D. CONSULTANT shall not be subject to direction by the COMPANY in the manner of performing work hereunder except insofar as the manner is specified in this Contract. COMPANY shall have no obligation to withhold income taxes and FICA taxes and shall not pay CONSULTANT federal unemployment taxes or any other similar taxes paid for employees of the COMPANY. CONSULTANT understands and assumes responsibility to pay all required federal, state and local taxes and file all required tax returns for his business services, covering himself and his employees.

     E. CONSULTANT shall indemnify and hold harmless the COMPANY, its directors, officers, agents and employees from any and all suits made or brought for injury to persons or property caused by the negligence of CONSULTANT, in the performance of services under this Contract.

     F. CONSULTANT shall furnish certificates acceptable to the COMPANY that CONSULTANT has in effect the following insurance:

          Automobile Liability Insurance with combined single limits of $500,000.00 or $500,000.00/$1,000,000.00 bodily injury limits and $500,000.00 property damage limits.

     G. COMPANY may terminate this Contract in whole or in part if CONSULT ANT fails to perform any material term or condition of this Contract. It is agreed and understood between the parties that CONSULTANT is merely advising and performing services for the COMPANY and the COMPANY shall be solely responsible for deciding whether or not to follow the advice of CONSULTANT.

     H. All reports, documents, visual aids, other data and information obtained or prepared in the performance of this Contract shall be and remain the sole property of the COMP ANY. CONSULTANT may seek permission to make use of any of the above for work other than that under this Contract by submitting a written request to the CHIEF EXECUTIVE OFFICER setting forth what is to be used and the purpose for which it is to he used. The CHIEF EXECUTIVE OFFICER shall have sole discretion either to grant or to deny a request.

     I. CONSULTANT agrees during the term of this Contact and thereafter that he will not disclose to any one unassociated with the COMPANY any trade secrets or confidential information obtained by him while serving as a consultant to the COMPANY and CONSULTANT agrees that upon ceasing to serve as a consultant to the COMPANY, CONSULTANT will return to the COMPANY all originals and copies (including those in electronic storage) of any and all documents containing trade secrets, confidential, or proprietary information of the COMPANY.

     J. During the performance of this Contract, CONSULTANT agrees not to discriminate because of age, race, religion, creed, color, national origin, handicap or veteran's status. This Contract is subject to the provisions of Executive Order 11246 as amended, and other applicable Federal Regulations and Orders, under the Equal Employment Opportunity Act which is incorporated by reference.

     K. Any notice authorized or required by this Contract to be served on CONSULTANT may he served by ordinary mail and addressed to CONSULTANT at a residential address to be designated by CONSULTANT. Any notice authorized or required by this Contract to be served on COMPANY shall be served by ordinary mail to William P. Stiritz, Chairman and Chief Executive Officer, Ralston Purina Company, Checkerboard Square, St. Louis, MO 63102.

     L. This Contract shall be subject to and construed under the laws of the State of Missouri.

     M. This Contract is the entire contract between the parties respecting the subject matter thereof, and its terms may not be waived, changed or added to except in writing, signed by CONSULTANT and COMPANY. This Contract is for the personal services of CONSULTANT and is not assignable by either party without the prior written consent of the other. If any provision of this Contract conflicts with the law under which it is to be construed or if any such provision is held invalid in any court, such provision shall be deleted from the Contract and the Contract shall be construed to give effect to the remaining provisions hereof.

     N. The parties hereto agree that in the event any lawsuit shall be instituted and concluded by or on behalf of one party against the other involving any interpretation of this Agreement, the prevailing party shall be entitled to recover or be reimbursed for all attorney's fees, court costs and expenses reasonably incurred in connection therewith.

     IN WITNESS WHEREOF, the parties have signed this Contract the      day of
                                                                   -----

          1994.
---------




WITNESS:
                                   Paul H. Hatfield

Date:                              Date:
     -------------------                --------------------




                                          RALSTON PURINA COMPANY


                                    By:
                                          ---------------------------
                                          William P. Stiritz
                                          Chairman and Chief Executive Officer
                                          Ralston Purina Company

                                    Date:
                                          ---------------------------


Attachment


                                     - 4 -
                   Waiver of Corporate Insurance Requirements
                   ------------------------------------------




Person Requesting Waiver:                    William P. Stiritz
-------------------------


Facility:                                    Corporate Headquarters
---------


Consultant:                                  Paul H. Hatfield
-----------


Services to be Rendered:
------------------------


CONSULTANT shall provide consultation relating to protein and polymer sales, marketing and operations and, on behalf of the COMPANY, serve as a trade representative in the protein and polymer technologies industry as requested and to provide such other services as may be requested by the COMPANY.

Corporate Insurance Requirements:
---------------------------------


1.Automobile Liability Insurance with combined single limits of $500,000.00 or $500,000.00/$1,000,000.00 bodily injury limits and $500,000.00 property damage limits.

2.Comprehensive General Liability Insurance with combined single limits of $500,000.00 or $500,000.00/$1,000,000.00 bodily injury limits and $500,000.00 property damage limits, where applicable.

Proposed Coverage:
------------------


     Automobile Liability Insurance with combined single limits of $500,000.00 or $500,000.00/$1,000,000.00 bodily injury limits and $500,000.00 property damage limits.

I have reviewed and approved the above referenced deviation from the Corporate Insurance Requirements.


                              RALSTON PURINA COMPANY



                              William P. Stiritz

                              Date:
                                   ---------------


RALSTON PURINA COMPANY
William P. Stiritz
Chairman
Chief Executive Officer



                              December 7, 1994


Paul H. Hatfield



Dear Paul:

This acknowledges your plans to retire effective January 1, 1995. It also serves as the Agreement ("Agreement") between Ralston Purina Company ("Company') and you regarding the terms and conditions of your termination of employment. Per our Agreement, you have been allowed to purchase your company car at current value. The Company agrees to retain you as a consultant pursuant to a separate contract at the rate of $23,000.00 per month for a nine month period beginning January 15, 1995. In addition, based on the service you provide your monthly fee can be increased up to an additional $17,000 per month. In consideration of these promises by the Company, you agree that you will provide the Company with reasonable cooperation and assistance to insure an orderly transfer of your duties and responsibilities in pending matters and to be available for consultation during the remainder of fiscal year 1994-95.
You understand and agree that you will forfeit all rights not exercisable under any award of stock options previously awarded to you. For the purposes of your stock awards, your separation from the Company will be considered involuntary.

In addition, you agree that you will not enter into competition with the Company or provide services to any competitor of the Company or any of its subsidiaries, except as may be agreed to in writing by me. For purposes of this Agreement, a competitor of Ralston Purina Company shall be deemed to be any entity that owns and/or operates facilities for protein or polymer processing, for the production of dog and cat food, and other related products, including batteries, bread and snack cakes, as are manufactured by Ralston Purina Company or any of its subsidiaries.

By accepting the Company's offer to use you as a consultant, you agree to release and discharge the Company from any and all claims arising out of your employment with the Company except those specified below.
Paul H. Hatfield
December 7, 1994
Page 2



This release does not affect your right to receive wages and accrued vacation earned through January 1, 1995 or to receive any amounts that may be due under any social security, workers' compensation laws or to receive benefits of any kind payable pursuant to the terms of applicable pension benefit or welfare plans of the Company. All terms of the Deferred Compensation Plan for Key Employees and your Deferred Compensation Agreements, including those related to competition with the Company, will apply.

The promises of the Company and the payments provided for in the consulting Contract are in addition to benefits which are or may be due you under the terms of the Company's Retirement Plan for Sales, Administrative and Clerical Employees, Supplemental Retirement Plan, Equity, Variable Interest and Fixed Benefit Options in the Deferred Compensation Plan for Key Employees, Savings Investment Plan, Executive Savings Investment Plan, Executive Life and Health Plans, retiree benefits under the Comprehensive Health Plan, and any and all other executive or employee benefit plans or programs through which you may be legally entitled to benefits as a result of your employment with the Company or subsequent termination.

In accepting this Agreement, you understand that you have the opportunity to discuss any aspects of this Agreement with an attorney before signing it. If you have any questions, you should seek your personal counsel before signing this agreement.

If the terms of this offer are acceptable to you, you should sip all three copies of this letter and return two copies to me before the New Year holidays.

                                    Sincerely,



                                    William P. Stiritz
                                    Chairman and Chief Executive Officer


Agreed & Accepted:




Paul H. Hatfield/